Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President - Finance
Dover, Delaware, April 24, 2008	(302) 857-3292

DOVER MOTORSPORTS, INC. REPORTS RESULTS

FOR THE QUARTER ENDED MARCH 31, 2008

Dover Motorsports, Inc. (NYSE – Symbol: DVD) today reported its results for the quarter ended March 31, 2008.

Revenues for the quarter were $2,512,000 compared with $882,000 in the first quarter of 2007. One major motorsports event was held during the first quarter of 2008 – the Pepsi 300 NASCAR Nationwide Series event at Nashville Superspeedway. No major events were held during the first quarter of 2007. Partially offsetting the increase in revenues from the Nationwide Series event was a decrease in revenues from track rental and weekly racing events due to inclement weather at our Memphis Motorsports Park facility in the first quarter of 2008.

The Company historically reports a loss in the first quarter due to the seasonality of our motorsports business. Net loss for the quarter ended March 31, 2008 was $4,148,000 or $.12 per diluted share compared with $3,560,000 or $.10 per diluted share for the comparable period of the prior year. Depreciation and amortization increased by $133,000 in the first quarter of 2008 primarily due to the additional skyboxes placed in service in Dover in June of 2007. Net interest expense increased by $184,000 in the first quarter of 2008 primarily due to an $86,000 increase in interest expense relating to FIN #48, Accounting for Uncertainty in Income Taxes, and additional borrowings under the Company’s credit line to fund its previously announced capital improvement program.

Operating and marketing expenses for the quarter ended March 31, 2008 were $4,610,000 compared with $2,394,000 last year, with the increase primarily attributable to the Nationwide Series event held during the quarter.

Loss before income tax benefit for the quarter ended March 31, 2008 was $7,997,000 compared with $7,098,000 in the first quarter of 2007.

The effective income tax rate for the first quarter of 2008 was 48.1% compared with 49.8% in the prior year. This 2008 rate reflects what we currently expect the effective rate to be for the full year.

The financial condition of the Company remained strong during the first quarter of 2008. Despite the pre-tax loss in the first quarter, cash flow provided by operations was $2,624,000. Capital spending was $1,598,000 in the first quarter of 2008 compared with $3,004,000 in the first quarter of 2007. The majority of the capital spending in the first quarter represented various phases of the Monster Makeover in Dover. The Company expects to spend approximately $4,600,000 during the remainder of the year on this project.

At March 31, 2008, the Company’s indebtedness was $46,398,000 compared with $45,307,000 at March 31, 2007.

The Company announced yesterday that its Board of Directors declared a regular quarterly dividend of $.015 per share. The dividend is payable on June 10, 2008 to shareholders of record at the close of business on May 10, 2008.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of motorsports events in the United States. Its motorsports subsidiaries operate four motorsports tracks in three states and promote motorsports events under the auspices of three of the premier sanctioning bodies in motorsports – NASCAR, IRL and NHRA. The Company owns and operates Dover International Speedway in Dover, Delaware; Gateway International Raceway near St. Louis, Missouri; Memphis Motorsports Park near Memphis, Tennessee; and Nashville Superspeedway near Nashville, Tennessee. For further information log on to www.dovermotorsports.com.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Revenues:
Admissions	$800	$87
Event-related	965	784
Broadcasting	709	—
Other	38	11

	2,512	882

Expenses:
Operating and marketing	4,610	2,394
General and administrative	3,167	3,171
Depreciation and amortization	1,662	1,529

	9,439	7,094

Operating loss	(6,927)	(6,212)

Interest income	31	43
Interest expense	(1,101)	(929)

Loss before income tax benefit	(7,997)	(7,098)

Income tax benefit	3,849	3,538

Net loss	$(4,148)	$(3,560)

Net loss per common share:
Basic	$(0.12)	$(0.10)

Diluted	$(0.12)	$(0.10)

Weighted average shares outstanding:
Basic	35,903	35,866
Diluted	35,903	35,866

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	March 31, 2008	March 31, 2007	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$956	$1,312	$327
Accounts receivable	5,127	5,209	1,722
Inventories	305	289	185
Prepaid expenses and other	3,142	4,550	1,773
Receivable from Dover Downs Gaming & Entertainment, Inc.	—	55	18
Income taxes receivable	177	—	—
Deferred income taxes	196	203	186

Total current assets	9,903	11,618	4,211

Property and equipment, net	159,142	153,986	157,748
Restricted cash	3,823	2,590	4,169
Other assets, net	1,531	1,175	1,578
Deferred income taxes	97	—	—

Total assets	$174,496	$169,369	$167,706

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,938	$838	$945
Accrued liabilities	2,690	2,635	3,464
Payable to Dover Downs Gaming & Entertainment, Inc.	40	—	—
Income taxes payable	—	108	257
Current portion of bonds payable	1,130	—	111
Deferred revenue	22,294	24,340	8,689

Total current liabilities	29,092	27,921	13,466

Revolving line of credit	42,300	41,100	42,300
Bonds payable	2,968	4,207	4,098
Liability for pension benefits	805	865	736
Other liabilities	1,693	391	1,202
Non current income taxes payable	9,686	8,718	9,687
Deferred income taxes	16,651	15,957	20,101

Total liabilities	103,195	99,159	91,590

Stockholders’ equity:
Common stock	1,684	1,647	1,672
Class A common stock	1,952	1,977	1,952
Additional paid-in capital	99,911	99,496	99,849
Accumulated deficit	(31,197)	(32,175)	(26,503)
Accumulated other comprehensive loss	(1,049)	(735)	(854)

Total stockholders’ equity	71,301	70,210	76,116

Total liabilities and stockholders’ equity	$174,496	$169,369	$167,706

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Operating activities:
Net loss	$(4,148)	$(3,560)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,662	1,529
Amortization of credit facility fees	48	45
Stock-based compensation	160	124
Deferred income taxes	(3,426)	(3,088)
Changes in assets and liabilities:
Accounts receivable	(3,405)	(2,274)
Inventories	(120)	(45)
Prepaid expenses and other	(1,416)	(2,781)
Receivable from/payable to Dover Downs Gaming & Entertainment, Inc.	58	(46)
Income taxes receivable/payable	(434)	(370)
Accounts payable	552	(1,100)
Accrued liabilities	(774)	(765)
Deferred revenue	13,605	14,332
Other liabilities	262	94

Net cash provided by operating activities	2,624	2,095

Investing activities:
Capital expenditures	(1,598)	(3,004)
Restricted cash	346	1,094

Net cash used in investing activities	(1,252)	(1,910)

Financing activities:
Borrowings from revolving line of credit	3,500	6,300
Repayments on revolving line of credit	(3,500)	(4,200)
Repayments of bonds payable	(111)	(699)
Dividends paid	(546)	(544)
Repurchase of common stock	(95)	(25)
Excess tax benefit (expense) on stock awards	9	(3)

Net cash (used in) provided by financing activities	(743)	829

Net increase in cash and cash equivalents	629	1,014
Cash and cash equivalents, beginning of period	327	298

Cash and cash equivalents, end of period	$956	$1,312